Exhibit 10.38

11/11/2019

Bioxytran

233 Needham Street

Suite 300

Newton, MA 02464

Dear David,

As we discussed, I believe that FON Consulting LLC (“FON”) and Bioxytran, Inc. (the “Company”) can work together to make the pertinent introductions that you are looking for.

Here is the road map to success that we discussed - it is a tried and true approach to positioning you as thought leaders in the Family Office space.

Successfully attracting Family Offices requires brand building and developing direct dialogues. The benefit of working with Family Office Networks is that we offer the perfect opportunity for you to do both. By utilizing our events and profile raising roadshows, Bioxytran will be able to leverage its brand and position itself as the thought leader within the family office and alternative asset community. Ultimately, this will produce a ready conduit of clientele.

Objectives:

Leverage the community of family offices, sponsors, platforms and UHNWI that produce a ready conduit of clientele for Bioxytran.

Based on the results from an initial planning session, Family Office Networks will position you to the family office and alternative asset allocation community. These services will include:

●	Review and analysis of your value proposition, pitch and marketing material to make sure it is optimized for the Family Office Networks community

●	Strategic planning session (based on above review) with FON management on how best to position Bioxytran to our family offices and alternative asset investing community.

Personal Relationships:

The Company will build a direct following and most importantly leverage the personal relationships that Family Office Networks has built over the decades.

These include:

●	Family Office Introductions
●	Industry Allocator Introductions
●	Luncheons, symposiums and panel participation (introductory emails beforehand and information for you to follow up afterward)

Events:

Family Office Networks produces over 100 events per year. These are extremely efficient forums for our clients to meet the pertinent FO decision makers. Our luncheons, symposiums, seminars and conferences are designed to highlight your value proposition to FOs in a relaxed mutually beneficial environment. These are effective in helping you make direct connections to the CIO, and FO decision makers.

Brand Building:

The Company will increase its brand awareness to position itself as a thought leader in your space.

Through the Family Office Networks:

●	Technology platform
●	Internal Press Releases
●	Event Announcements
●	Mixers
●	Sponsorships (no additional cost)

Our technology platform includes:

●	38 Regional FO Association websites
●	Newsletters FON News and FON Luxury (Circulation 200k + Internal people)
●	Internal Email messaging conduit
●	Social Media Platform
●	Internal PR Capability
●	External PR Capability (if you so desire)

Ability to add linkable content which includes:

●	Your website (linked back from our websites to your website)
●	Videos – our new in-house studio is available for video production
●	Press releases, etc.
●	Dissemination/publication of thought leadership pieces, whitepapers and educational material.

Family Office Associations (following is a partial list):

Fees & Expenses

Professional fees: The Company agrees to cause to be delivered to FON a “Commencement Bonus” payable in the form of 250,000 (two hundred fifty thousand) shares of the Company’s Restricted Common Stock, which represents less than 5% of the issued and outstanding shares of common stock in the Company. This Commencement Bonus shall be issued to FON immediately following execution of this Agreement and shall, when issued and delivered to FON, be fully paid and non-assessable. The Company understands and agrees that FON has foregone significant opportunities to accept this engagement. The shares of common stock issued as a Commencement Bonus, therefore, constitute payment for FON’s agreement to consult to the Company and are a non-refundable, non-apportionable, and non-ratable retainer; such shares of common stock are not a prepayment for future services and are fully earned by FON upon issuance. If the Company decides to terminate this Agreement after entered into for any reason whatsoever, it is agreed and understood that FON will not be requested or demanded by the Company to return any of the shares of Common Stock paid to it as Commencement Bonus hereunder. Further, if and in the event the Company is acquired in whole or in part, during the term of this Agreement, it is agreed and understood FON will not be requested or demanded by the Company to return any of the shares of Common Stock paid to it hereunder. It is further agreed that if at any time during the term of this Agreement, the Company or substantially all of the Company’s assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes the Company, FON shall retain and will not be requested by the Company to return any of the shares of Common Stock.

With each transfer of shares of Common Stock to be issued pursuant to this Agreement (collectively, the “Shares”), Company shall cause to be issued a certificate representing the Common Stock and a written opinion of counsel for the Company stating that said shares are validly issued, fully paid, and non- assessable and that the issuance and eventual transfer of them to FON pursuant to this Agreement shall have been validly issued, fully paid, and non-assessable and that the issuance, and any transfer of them to FON shall have been duly authorized by the Company’s board of directors.

Term of Agreement

Company hereby agrees to retain FON to act in a consulting capacity and provide the services described above to the Company, and FON hereby agrees to provide services to the Company commencing on the Effective Date and ending 6 months from the Effective Date unless terminated earlier as discussed below. Upon termination of this Agreement all of FON’s services shall cease including FON’s hosting of any information, content or data regarding the Company on FON’s technology platform.

Non-Assignability of Services

FON’s services under this contract are offered to Company only and may not be assigned by Company to any entity with which Company merges or which acquires Company or substantially all of its assets. In the event of such merger or acquisition, all compensation due to FON herein under the schedules set forth herein shall remain due and payable, and any compensation received by FON may be retained in the entirety by FON, all without any reduction or pro-rating and shall be considered and remain fully paid and non-assessable. Notwithstanding the non-assignability of FON’s services, Company shall assure that in the event of any merger, acquisition or similar change of form of entity, that its successor entity shall agree to complete all obligations to FON, including the provision and transfer of all compensation herein and the preservation of the value thereof consistent with the rights granted to FON by the Company herein.

Company acknowledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. Company acknowledges that, to the best of its knowledge, Company is not the subject of any investigation, claim, decree, or judgment involving any violation of the SEC or securities laws.

Termination

This Agreement may be terminated by FON during the term hereof by notice to the Company in the event that the Company shall have provided materially inaccurate or misleading information, of any type or nature, to FON, or failed or been unable to comply in any material respect with any of the terms, conditions or provisions of this Agreement on the part of the Company to be performed, complied with or fulfilled within the respective times, if any, herein provided for, unless compliance therewith or the performance or satisfaction thereof shall have been expressly waived by FON in writing. Any termination of this Agreement pursuant to this section shall be without liability of any character (including, but not limited to, loss of anticipated profits or consequential damages) on the part of the Company, except that the Company shall remain obligated to pay the fees, other compensation and costs otherwise to be paid, as set forth herein.

Status as Independent Contractor

FON’s engagement pursuant to this Agreement shall be as independent contractor, and not as a partner, joint venture, employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be partner, joint venturer, employer or employee of the other. FON further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by FON and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor FON possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

Confidentiality

This entire Agreement, including the terms of this Agreement, shall remain confidential in its entirety and will not be disclosed to anyone without first receiving written consent to do so. This is a material part of this Agreement.

Complete Agreement

This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. In the event that any particular provision or provisions of this Agreement shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of this Agreement, which shall continue in full force and act and be binding upon the respective parties hereto. The language of this Agreement shall be construed as a whole, according to its fair meaning and intent, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or the terms or conditions hereof.

FON Consulting LLC

By (Printed Name):

Signed:
Title:

Bioxytran , Inc

By (Printed Name):

Signed:
Title:

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